Exhibit (a)(1)(XLI)
VOLUNTARY CONDITIONAL CASH OFFER
by
Singapore Technologies Semiconductors Pte Ltd
(Incorporated in Singapore)
(Co. Reg. No.: 199503003D)
a wholly-owned subsidiary of
Temasek Holdings (Private) Limited
(Incorporated in Singapore)
(Co. Reg. No.: 197401143C)
for
STATS ChipPAC Ltd.
(Incorporated in Singapore)
(Co. Reg. No.: 199407932D)
Financial adviser to Singapore Technologies Semiconductors Pte Ltd
Goldman Sachs (Singapore) Pte.
(Incorporated in Singapore)
(Co. Reg. No.: 198602165W)

Cautionary Note: This announcement does not constitute an offer to purchase any securities. The Offer (as defined herein) is being made only pursuant to an Offer to Purchase and related acceptance forms, and is being made to, inter alia, all holders of ordinary shares, ADSs and certain convertible notes of STATS ChipPAC Ltd., subject to compliance with applicable laws. Holders of such securities are advised to read all documents relating to the Offer that are filed with SGX-ST and the SEC, because they contain important information. Copies of the Offer to Purchase and other documents relating to the Offer are available on the website of SGX-ST at www.sgx.com and the website of the SEC at www.sec.gov.
EXTENSION OF CLOSING DATE

1.	INTRODUCTION
Goldman Sachs (Singapore) Pte. (“Goldman Sachs”) refers to the Offer to Purchase dated 16 March 2007 (the “Offer to Purchase”) issued by Singapore Technologies Semiconductors Pte Ltd (the “Offeror”), containing the terms of the voluntary conditional cash offer (the “Offer”) by the Offeror for, inter alia, all issued ordinary shares (“Ordinary Shares”) in the share capital of STATS ChipPAC Ltd. (“STATS ChipPAC”) and American Depositary Shares (“ADSs”) of STATS ChipPAC, each of which represents ten Ordinary Shares.
Unless otherwise defined herein, all terms and references used in this Announcement are defined or construed in the Offer to Purchase.

2.	OFFER DECLARED UNCONDITIONAL IN ALL RESPECTS
On 13 April 2007, the Offer for the Ordinary Shares, ADSs and Convertible Notes was declared unconditional in all respects by Goldman Sachs, for and on behalf of the Offeror, as at 3.30 p.m. Singapore time, 3.30 a.m. New York City time on Friday, 13 April 2007.

3.	EXTENSION OF CLOSING DATE
3.1	On behalf of the Offeror, Goldman Sachs wishes to announce that the Closing Date for the Offer will be extended from 5.30 p.m. Singapore time, 5.30 a.m. New York City time on Monday, 30 April 2007 to 5.30 p.m. Singapore time, 5.30 a.m. New York City time on Monday, 7 May 2007 or such later date(s) as may be announced from time to time by or on behalf of the Offeror(1).
3.2	Accordingly, the Offer shall close on 5.30 p.m. Singapore time, 5.30 a.m. New York City time on Monday, 7 May 2007 or such later date(s) as may be announced from time to time by or on behalf of the Offeror. As a practical matter, acceptances of ADSs will have to be received by the Tender Agent in New York by the close of business on Friday, 4 May 2007 in New York and acceptances of Convertible Notes will have to be received by the Tender Agent in London by 10.30 a.m. London time on Monday, 7 May 2007.

4.	LEVEL OF ACCEPTANCES
4.1	Acceptances of the Offer. As at 3.00 p.m. Singapore time, 3.00 a.m. New York City time on 30 April 2007, the Offeror has received valid acceptances in respect of:
(a)	an aggregate of 811,093,189 Ordinary Shares (including Ordinary Shares represented by ADSs)(2), representing approximately 40.1 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs)(3) and approximately 34.5 per cent. of the maximum potential issued share capital of the Company(4), comprising:

(1)	At least 14 days’ notice in writing will be given before the final closing date of the Offer.

(2)	Including 161,000 Ordinary Shares tendered in acceptance of the Offer by parties deemed to be acting in concert with the Offeror up to 3.00 p.m. Singapore time, 3.00 a.m. New York City time on 30 April 2007, representing approximately 0.01 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs) and approximately 0.01 per cent. of the maximum potential issued share capital of the Company.

(3)	Unless otherwise stated, all references in this Announcement to “the issued Ordinary Shares (including Ordinary Shares represented by ADSs)” are based on 2,022,153,913 Ordinary Shares (including Ordinary Shares represented by ADSs) as at 27 April 2007.

(4)	Unless otherwise stated, all references in this Announcement to “the maximum potential issued share capital of the Company” are based on the total number of Ordinary Shares (including Ordinary Shares represented by ADSs) which would be in issue if all the outstanding

(i)	468,258,999 Ordinary Shares(2), representing approximately 23.2 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs) and approximately 19.9 per cent. of the maximum potential issued share capital of the Company; and
(ii)	34,283,419 ADSs (which represent 342,834,190 Ordinary Shares), representing approximately 17.0 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs) and approximately 14.6 per cent. of the maximum potential issued share capital of the Company; and
(b)	Convertible Subordinated Notes due 2008 for an aggregate principal amount of US$90,675,000.
As at 3.00 p.m. Singapore time, 3.00 a.m. New York City time on 30 April 2007, no acceptances have been received by the Offeror in respect of the Convertible Notes due 2008.
4.2	Ordinary Shares held as at the Offer Announcement Date. As at the date of the Offer Announcement on 1 March 2007 (the “Offer Announcement Date”):
(a)	the Offeror owned 711,978,050 Ordinary Shares and 25,000 ADSs, representing approximately 35.2 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs); and
(b)	parties acting or deemed to be acting in concert with the Offeror owned 182,000 Ordinary Shares, representing approximately 0.01 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs)(5).
4.3	Ordinary Shares acquired or agreed to be acquired after the Offer Announcement Date and up to 3.00 p.m. Singapore time, 3.00 a.m. New York City time on 30 April 2007 (other than pursuant to valid acceptances of the Offer). Between the Offer Announcement Date and 3.00 p.m. Singapore time, 3.00 a.m. New York City time on 30 April 2007, the Offeror and parties acting or deemed to be acting in concert with the Offeror have not acquired or agreed to acquire any Ordinary Shares, ADSs or Convertible Notes other than pursuant to valid acceptances of the Offer(5).
4.4	Aggregate number of securities. Accordingly, as at 3.00 p.m. Singapore time, 3.00 a.m. New York City time on 30 April 2007, the Offeror and parties acting or deemed to be acting in concert with the Offeror owned, controlled or have agreed to acquire:
(a)	an aggregate of 1,523,340,239 Ordinary Shares (including Ordinary Shares represented by ADSs)(6)(7), representing approximately 75.3 per cent. of the

Convertible Notes were validly converted and if all the outstanding Options were validly exercised, being 2,352,638,684 Ordinary Shares (including Ordinary Shares represented by ADSs) as at 23 March 2007.

(5)	Information relating to the Ordinary Shares owned, acquired, agreed to be acquired or sold by parties acting or deemed to be acting in concert with the Offeror as disclosed in this Announcement is to the best knowledge and belief of the Offeror.

issued Ordinary Shares (including Ordinary Shares represented by ADSs) and approximately 64.8 per cent. of the maximum potential issued share capital of the Company, comprising:
(i)	1,180,256,049 Ordinary Shares(6)(7), representing approximately 58.4 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs) and approximately 50.2 per cent. of the maximum potential issued share capital of the Company; and
(ii)	34,308,419 ADSs (which represent 343,084,190 Ordinary Shares), representing approximately 17.0 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs) and approximately 14.6 per cent. of the maximum potential issued share capital of the Company; and
(b)	Convertible Subordinated Notes due 2008 for an aggregate principal amount of US$90,675,000.

5.	STATUS OF OFFER
In the interest of providing more time to the remaining holders of Ordinary Shares, ADSs and Convertible Notes to accept the Offer so that such holders may realise their securities at the Offer Price or the Higher Offer Price (if applicable), the Offeror is extending the Closing Date of the Offer to 5.30 p.m. Singapore time, 5.30 a.m. New York City time on Monday, 7 May 2007 or such later date(s) as may be announced from time to time by or on behalf of the Offeror(1).

6.	COMPULSORY ACQUISITION AND PAYMENT OF HIGHER OFFER PRICE
In the Offer to Purchase, it was stated that the Offeror would pay the Higher Offer Price and intends to exercise its right under Section 215(1) of the Companies Act, Chapter 50 of Singapore (the “Companies Act”) to compulsorily acquire the remaining Ordinary Shares (including Ordinary Shares represented by ADSs) of holders who have not accepted the Offer, if the Higher Offer Price Threshold were reached. The Offer to Purchase stated that the Higher Offer Price Threshold would be reached if the Offeror acquires or agrees to acquire (or is deemed or treated under the Companies Act as having acquired or agreed to acquire) Ordinary Shares, during the period from the date of the Offer to Purchase up to the final closing date of the Offer, which are equal to or more than 90 per cent. of the total number of issued Ordinary Shares as of the final closing date (other than those already held by the Offeror, its related corporations or their respective nominees as of the date of the Offer to Purchase) or, as of any date prior to the final closing date of the Offer, such number

(6)	For the purposes of arriving at this number, we have not double-counted the 161,000 Ordinary Shares tendered in acceptance of the Offer by parties deemed to be acting in concert with the Offeror up to 3.00 p.m. Singapore time, 3.00 a.m. New York City time on 30 April 2007, representing approximately 0.01 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs) and approximately 0.01 per cent. of the maximum potential issued share capital of the Company. Such Ordinary Shares were held by these parties as at the Offer Announcement Date and are included in paragraph 4.2 (b) of this Announcement.

(7)	In addition, we have deducted 2,000 Ordinary Shares held by parties deemed to be acting in concert with the Offeror as at the Offer Announcement Date as the 2,000 Ordinary Shares have been sold by the said concert parties in the open market.

of Ordinary Shares equal to or more than 90 per cent. of the maximum potential issued share capital of the Company as of such date. The Offeror is also entitled under Section 215(1) of the Companies Act to compulsorily acquire all the Ordinary Shares (including Ordinary Shares represented by ADSs) of holders who have not accepted the Offer if the Offeror acquires or agrees to acquire (or is deemed or treated under the Companies Act as having acquired or agreed to acquire) Ordinary Shares, during the period from the date of the Offer to Purchase up to a date prior to the final closing date of the Offer, which are equal to or more than 90 per cent. of the total number of issued Ordinary Shares as of such date (other than those already held by the Offeror, its related corporations or their respective nominees as of the date of the Offer to Purchase) (the “Relevant Threshold”). In the event that the Relevant Threshold is reached on or after 12.01 a.m. (Singapore time) on Monday, 7 May 2007, the Higher Offer Price Threshold will also be deemed to have been reached, and the Offeror:
(a)	intends to exercise the right under Section 215(1) of the Companies Act to compulsorily acquire all the Ordinary Shares (including Ordinary Shares represented by ADSs) of holders who have not accepted the Offer at the Higher Offer Price of S$1.88 per Ordinary Share and S$18.80 per ADS; and
(b)	will pay the Higher Offer Price of S$1.88 per Ordinary Share and S$18.80 per ADS to all holders of Ordinary Shares and/or ADSs and the “see-through” Higher Offer Price for the Convertible Notes to all holders of Convertible Notes who accept the Offer, regardless of when their Ordinary Shares, ADSs and/or Convertible Notes, as the case may be, were tendered. As an illustration, for US$1,000 principal amount for each series of Convertible Notes, the “see-through” Higher Offer Price for the Convertible Notes would be S$1,071.60 in cash for the Convertible Notes due 2008 and S$2,011.60 in cash for the Convertible Subordinated Notes due 2008.
If the compulsory acquisition takes place, the Offeror intends to cause STATS ChipPAC to delist the Ordinary Shares from the SGX-ST and the ADSs from Nasdaq and terminate STATS ChipPAC’s reporting obligations under the U.S. federal securities law, subject to applicable law.
If the Higher Offer Price Threshold is reached, the Offeror will extend the Offer so that the Offer remains open for acceptances (but not withdrawals) for at least ten U.S. business days following the date on which the Higher Offer Price Threshold is reached.

7.	PROCEDURES FOR ACCEPTANCE
7.1	Ordinary Shares. Holders of Ordinary Shares who wish to accept the Offer but have not done so should complete, sign and forward the FAA (in respect of Ordinary Shares held with a securities account at the Central Depository (Pte) Limited (the “CDP”)) or FAT (in respect of Ordinary Shares held in scrip form) and all other relevant documents as soon as possible so as to reach the Offeror c/o The Central Depository (Pte) Limited (in respect of Ordinary Shares deposited with CDP) or the Offeror c/o M & C Services Private Limited (in respect of Ordinary Shares held in scrip form) not later than 5.30

p.m. Singapore time on Monday, 7 May 2007 or such later date(s) as may be announced from time to time by or on behalf of the Offeror.
7.2	ADSs. Holders of ADSs who wish to accept the Offer but have not done so should complete, sign and forward to the Tender Agent the ADS Letter of Transmittal and all other relevant documents so as to be received by the Tender Agent not later than 5.30 a.m. New York City time on Monday, 7 May 2007 or such later date(s) as may be announced from time to time by or on behalf of the Offeror. As a practical matter, acceptances of ADSs will have to be received by the Tender Agent in New York by the close of business on Friday, 4 May 2007 in New York.
7.3	Convertible Notes. Holders of Convertible Notes who wish to accept the Offer but have not done so should complete, sign and forward to the Tender Agent the Convertible Notes Letter of Transmittal and all other relevant documents so as to be received by the Tender Agent not later than 5.30 a.m. New York City time on Monday, 7 May 2007 or such later date(s) as may be announced from time to time by or on behalf of the Offeror. Acceptances of Convertible Notes will have to be received by the Tender Agent in London by 10.30 a.m. London time on Monday, 7 May 2007.
7.4	Offer Documents. Holders of the Securities who have not received or who have misplaced the Offer to Purchase and/or the relevant acceptance forms may obtain copies of the same during normal office hours up to Monday, 7 May 2007 or such later date(s) as may be announced from time to time by or on behalf of the Offeror from:
(a)	in respect of holders of Ordinary Shares deposited with the CDP: The Central Depository (Pte) Limited, 4 Shenton Way, #02-01 SGX Centre 2, Singapore 068807 (Tel No.: +65 6535-7511);
(b)	in respect of holders of Ordinary Shares held in scrip form: M & C Services Private Limited, 138 Robinson Road #17-00, The Corporate Office, Singapore 068906 (Tel No.: +65 6227-6660); and
(c)	in respect of holders of ADSs or Convertible Notes: MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, United States of America (Tel No.: +1 800 322-2885).
7.5	Others. Persons who have bought Ordinary Shares using their Central Provident Fund (“CPF”) account and through a CPF agent bank or through a finance company or a depository agent (the “Relevant Holders”) can only accept the Offer through their CPF agent bank, finance company or depository agent, as the case may be. The Relevant Holders will be receiving acceptance details and information separately from their CPF agent bank, finance company or depository agent and should also note that the deadline for them to communicate their acceptance of the Offer to their CPF agent bank, finance company or depository agent could be earlier than the Closing Date.

8.	OPTIONS PROPOSAL

8.1	Concurrent with the Offer, the Offeror has made a proposal to all holders of options granted under certain STATS ChipPAC share option plans (the “Options Proposal”). The Options Proposal will also remain open until 5.30 p.m. Singapore time, 5.30 a.m. New York City time on Monday, 7 May 2007 or such later date(s) as may be announced from time to time by or on behalf of the Offeror.
8.2	As at 3.00 p.m. Singapore time, 3.00 a.m. New York City time on 30 April 2007, valid acceptances of the Options Proposal have been received (and not withdrawn) in respect of Options exercisable for 78,813,042 Ordinary Shares. The Options Proposal is subject to the terms and conditions set out in the letter from the Offeror to all Optionholders dated 16 March 2007, as supplemented by the letter from the Offeror to all Optionholders dated 9 April 2007, which are available on the website of the SGX-ST at www.sgx.com and the website of the SEC at www.sec.gov.

9.	RESPONSIBILITY STATEMENT
The directors of the Offeror (including any who may have delegated detailed supervision of this Announcement) have taken all reasonable care to ensure that the facts stated and all opinions expressed in this Announcement are fair and accurate and that no material facts have been omitted from this Announcement, and they jointly and severally accept responsibility accordingly. Where any information has been extracted or reproduced from published or publicly available sources (including, without limitation, in relation to STATS ChipPAC), the sole responsibility of the directors of the Offeror has been to ensure through reasonable enquires that such information is accurately extracted from such sources or, as the case may be, reflected or reproduced in this Announcement.
Issued by
Goldman Sachs (Singapore) Pte.
For and on behalf of
Singapore Technologies Semiconductors Pte Ltd
30 April 2007